Exhibit 99.1

ADMA Biologics Expands Plasma Collection
Operations of ADMA BioCenters

Ramsey, N.J., Norcross, G.A., Marietta, G.A., February 3, 2014 – ADMA Biologics, Inc. (OTCQB: ADMA), a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases, today announced the expansion of its plasma collection operations.  ADMA has entered into a new lease for a second collection center and expects to commence construction at this facility during the first half of 2014.  Additionally, ADMA has expanded its footprint at its Norcross, Georgia location with additional rented space to grow the donor collection and donor screening areas.   This expansion is being conducted to meet an increase in market demand for source plasma.

 “As we move closer to completing our pivotal phase III trial and prepare for data in the fourth quarter of 2014, we are evaluating plans for potential product approval and commercialization, which includes collecting raw material for RI-002 drug manufacturing,” explained Adam Grossman, President and Chief Executive Officer of ADMA Biologics.   “Additionally, as a result of the significant increase in revenue growth and robust development of our donor base at our Norcross facility, we are eager to commence the expansion of our plasma collection center network.”

“We are very pleased with the increase in revenue from ADMA BioCenters over the past year and expect the facility expansion to enhance our continued revenue growth,” commented Cyndi Tolman, Vice President of Plasma Services at ADMA BioCenters, Georgia.  “We are also proud of the additional regulatory approvals we have earned during the past two years which supports our long-term goals.”

To learn how to become a plasma donor at an ADMA BioCenters collection facility or for more information, please visit www.atlantaplasma.com or www.admabiologics.com.

About ADMA BioCenters
ADMA BioCenters, located in Norcross, Georgia, is a wholly-owned subsidiary of ADMA Biologics, which operates as a source plasma collection business. ADMA BioCenters holds FDA and GHA licenses to operate as a source plasma collection facility for both U.S. based and foreign fractionators’ therapeutic plasma products manufacturing.

ADMA BioCenters follows FDA regulations and guidance and enforces cGMP (Good Manufacturing Practices) in its facility. A typical plasma collection center can collect between 30,000 to 50,000 liters of source plasma annually. Plasma collected from ADMA BioCenters that is not used for making RI-002 is sold to customers under an existing supply agreement or in the open “spot” market generating revenues for the company. Additional information may be obtained from the ADMA BioCenters website: www.atlantaplasma.com.

About ADMA Biologics, Inc.
ADMA is a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. ADMA also operates ADMA Bio Centers, an FDA-licensed and GHA-certified source plasma collection facility located in Norcross, Georgia, which provides ADMA with a portion of its blood plasma for the manufacture of RI-002. For more information please visit the Company’s website at www.admabiologics.com.

About ADMA’s lead product candidate RI-002
ADMA’s lead product candidate, RI-002 is a specialty plasma-derived, polyclonal, Intravenous Immune Globulin, or IGIV, derived from human plasma containing naturally occurring polyclonal antibodies (eg. streptococcus pneumoniae, H. influenza type B, CMV, measles, tetanus etc.) as well as high levels of antibodies targeted to respiratory syncytial virus, or RSV. ADMA is pursuing an indication for the use of this specialty IGIV product for treatment of patients diagnosed with primary immune deficiency diseases, or PIDD. Polyclonal antibodies are the primary component of IGIV products. Polyclonal antibodies are proteins produced by B-cells that are used by the body’s immune system to neutralize microbes such as bacteria and viruses. The polyclonal antibodies that are present in RI-002 are expected to prevent infections in immune-compromised patients. The product is currently being evaluated in a Phase III trial in the United States.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements concerning the timing, progress and results of the clinical development, the availability of preliminary data, the reporting of data, regulatory processes, potential clinical trial initiations, potential investigational new product applications, biologics license applications, and commercialization efforts of the Company's product candidate(s). Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission on March 6, 2013 and our other filings with the U.S. Securities and Exchange Commission including, among other things, that any preliminary data will, if and when available, be encouraging, positive or will otherwise lead to an effective or approved product.  Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

Contact:
Brian Lenz, CPA
Vice President & Chief Financial Officer
201-478-5552
www.admabiologics.com
info@admabio.com